Exhibit 10.1
SETTLEMENT AGREEMENT AND RELEASE
     This Settlement Agreement and Release (hereafter “Agreement”) is made and entered into as of and on the last date set forth herein below by SHARON L. VADENAIS-CHURCHILL (hereafter “Claimant”), of 5214 Bridgewater Lane, Brunswick, Ohio and LNB BANCORP, INC., of Lorain, Ohio (hereafter “LNB”):
Recitals
A.	Claimant is employed by LNB. Claimant has threatened to sue LNB and some of its employees to seek redress for alleged damages incurred by Claimant in the course and scope of her employment with LNB.

B.	Claimant and LNB desire to compromise and settle all differences that exist between them which have arisen between them without incurring any further legal expense.
     Now, therefore, the Claimant and LNB hereto do hereby covenant and agree as follows:
     1.0 Release and Discharge
     1.1 In consideration of the payments set forth in Section 2, Claimant hereby completely releases and forever discharges LNB from all claims asserted to date by claimant with respect to alleged damages incurred by claimant in the course of her employment with LNB and any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, punitive damages, costs, losses of services, expenses and compensation of any nature whatsoever, whether based on a tort, contract or other theory of recovery, which Claimant now has, or which may hereafter accrue or otherwise be acquired, on account of, or may in any way arise out of, Claimant’s employment with LNB including, without limitation, any and all known or unknown claims for bodily and personal injuries to Claimant, back pay or front pay, Workers’ Compensation claims, or any claims which were asserted to date. Claimant specifically reserves the right to file for unemployment compensation, and LNB reserves the right to oppose or contest that filing and Claimant’s right to unemployment compensation.
     1.2 This Agreement shall also apply to LNB’s past, present and future officers, directors, shareholders, attorneys, agents, servants, representatives, employees, subsidiaries, affiliates, partners, predecessors, successors in interest, and assigns.
     1.3 This Agreement shall be fully binding upon Claimant’s heirs, executors, administrators, assigns and successors.
     1.4 Claimant acknowledges and agrees that the release and discharge set forth above is a general release. Claimant expressly waives and assumes the risk of any and all claims for damages which exist as of this date, but of which Claimant does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Claimant’s decision to enter into this Agreement. Claimant further agrees that Claimant has accepted payment of the sum specified below as a complete compromise of matters involving disputed issues of law and fact. Claimant assumes the risk that the facts or law may be other than as Claimant believes. It is understood and agreed to by Claimant that this settlement is a compromise of a disputed claim, and the payment set forth in Section 2 is not to be construed as an admission of liability on the part of LNB or any of its employees, by whom liability is expressly denied.
     1.5 Claimant agrees to assume responsibility for all outstanding liens, known or unknown, including medical liens and subrogation interests, upon the proceeds of this settlement. In the event that any liens or subrogation interests are in force, Claimant agrees to hold harmless and indemnify LNB and its officers, employees, directors, partners and agents, for all said liens including costs, expenses, and attorney’s fees incurred because of said liens or assertion of subrogation interests.
     1.6 Claimant specifically releases any claims or causes of action that she had, has, or may have into the future for any form of interest, including any interest set forth in Ohio Revised Code § 1343.03.
     1.7 Claimant agrees to defend, indemnify and hold harmless LNB with respect to any claims that might be asserted now or in the future against LNB by any of Claimant’s children or by Claimant’s spouse for any derivative claim that they may have including, but not limited to, loss of services, consortium and companionship.
     2.0 Payments
     In consideration of the Release and Discharge set forth above in Parts 1.0 through 1.7, LNB shall pay to Claimant and her counsel the sum of One Hundred Thousand Dollars ($100,000.00), the receipt and sufficiency of which is hereby acknowledged.
     3.0 Attorney’s Fees
     Claimant shall bear all attorney’s fees and costs arising from the actions of her own counsel in connection with The Lawsuit, the matters referenced to herein, and all related matters.
     4.0 Confidentiality
     4.1 In consideration of receipt of the payment set forth in Section 2.1 above, Claimant promises and covenants to not disclose to any person or organization, excepting her attorneys, any tax counselor or tax form preparer hired by Claimant, or as may be required by law or judicial order, the fact that she presented claims against LNB, or any of its employees, that said claims were settled, or that she received any sum of money from LNB, or any insurer of LNB.

     4.2 In consideration of Claimant’s promise and covenant as set forth in Section 4.1 above, LNB promises and covenants to not disclose to any person or organization, excepting its attorneys, its officers, directors and appropriate employees, any tax counselor or tax form preparer hired by LNB, its insurers now or in the future, or as may be required by law or judicial order, the fact that it has settled claims presented by Claimant, that Claimant received any sum of money from LNB, or any insurer of LNB. Notwithstanding the foregoing, Claimant acknowledges and agrees that LNB shall be permitted to publicly disclose the existence and terms of this Agreement (including without limitation by attaching a copy of this Agreement as an exhibit to any filing made by LNB with the Securities and Exchange Commission) if LNB, in its sole discretion, deems such disclosure to be necessary or advisable in order to comply with applicable federal or state securities laws or other regulatory requirements.
     5.0 Publicity
     5.1 The parties hereto, Claimant and LNB, promise and agree that they shall not individually or in combination seek any type of publicity or discuss with any news organization, news reporter, TV or radio host or personality, representative of any TV or radio show, author, publisher, or commentator associated with any form of electronic or printed communication anything having to do with Claimant’s claims against LNB or any employee of LNB. If, however, LNB discloses the existence and terms of this Agreement pursuant to the last sentence of Section 4.2 above, then LNB may respond to any inquiries from any media representatives or appear in any video concerning the existence and terms of this Agreement.
     5.2 Claimant and LNB further promise and agree that, they will not voluntarily appear in any videos, films, TV shows, computer transmission or other visual or video format for the purpose of publicizing, describing or commenting upon Claimant’s claims against LNB or any employee of LNB unless LNB discloses the existence and terms of this Agreement pursuant to the last sentence of Section 4.2 above.
     6.0 Non-Disparagement
     Claimant and LNB promise and agree that they will not disparage the other by any act or communication with any third party. Claimant agrees that her obligation of non-disparagement extends to LNB’s employees as of the date of this Agreement.
     7.0 Enforcement
     7.1 Claimant and LNB agree that any breach of this Agreement may cause the non-breaching party damages which are incapable of calculation or description at the time of execution of this Agreement, but for which the breaching party acknowledges liability.
     7.2 Claimant and LNB agrees that in the event that either party hereto breaches this Agreement, the non-breaching party may bring a legal action against the breaching party for damages proximately caused by the breach in any court of competent jurisdiction in the State of

Ohio, and that Claimant and LNB consent to the personal and subject matter jurisdiction of any such court.
     7.3 Damages for which a breaching party shall be liable will include, but not be limited to, costs incurred by a non-breaching party in enforcing this Agreement, including all attorneys’ fees, court costs, associated litigation costs and interest.
     8.0 Letters of Recommendation
     Upon request from Claimant, LNB shall provide a “neutral” letter of recommendation to any recipient designed by Claimant.
     9.0 Representation of Comprehension of Document
     In entering into this Agreement, Claimant represents that Claimant has relied upon the advice of Claimant’s attorney, who is an attorney of Claimant’s own choice, concerning the legal consequences of this Agreement; that the terms of this Agreement have been completely read and explained to Claimant by Claimant’s attorney; and that the terms of this Agreement are fully understood and voluntarily accepted by Claimant. Claimant agrees that she has been informed by her attorneys that they are not tax experts, that she has been advised by her attorneys to seek tax advice before signing, that she has not relied upon any tax advice from her attorneys or attorneys for LNB, and that she acknowledges that she has obtained the advice in advance of execution of this Agreement.
     10.0 Governing Law
     This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio.
     11.0 Additional Documents
     Claimant agrees to cooperate fully and to execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.
     Wherefore, witness our hands and seals this 15th day of July, 2009.

WITNESS: /s/ Carol Mesko	/s/ Sharon L. Vadenais-Churchill SHARON L. VADENAIS-CHURCHILL

/s/ Deborah A. Johnson

LNB BANCORP, INC.

By: /s/ Mary E. Miles

/s/ Carol Mesko

/s/ Deborah A. Johnson